UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified In Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 23, 2025, the Hartman Group distributed the following letter to shareholders:

SILVER STAR ATTEMPTS TO POISON THE SHAREHOLDER VOTE

The Silver Star Board Campaigns To Stay In Office Through Illegally Reallocating Voting Shares

June 23, 2025

Dear Shareholders,

Silver Star triggered a “poison pill”, a defensive legal tactic to prevent a corporate takeover, and announced a new record and meeting date.

This change in record date is a violation of the Board’s fiduciary obligations to the shareholders. It is believed the sole purpose is to entrench the incumbent board and block shareholders from a fair election.

This is the only known company in US history to have triggered a poison pill or shareholder rights plan twice. In desperation Silver Star’s board manipulates and misuses the law to remain in power and escape accountability. They prove themselves willing to do anything and say anything, irrespective of the law, truth, professionalism, or decency, to avoid answering for their diminishment of Silver Star value, their lack of real estate acumen, and their nefarious and expensive legal maneuvering.

While the company did not disclose the reason for the trigger it could be assumed, given the daily barrage of attacks on Al Hartman for Silver Star Board’s own failures, to target Hartman’s shares, dilute him, and award themselves with more stock.

This Board cannot and will not steal your money and remain in power. You must act NOW and vote them out by voting the BLUE card online or call (619) 664-4780. See attached proxy letter for more details. Vote for the return of your capital – NOW!

The number one priority of a board of directors is fiduciary responsibility to the shareholder. Haddock and the Silver Star team are intent on using your money to fight for their survival and the disenfranchisement of the shareholder. You will soon receive a short proxy supplement that announces the poison pill.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.